2.0	GENERAL EMPLOYEE POLICIES
2.1	Standards of Conduct

It is the Firm's policy and mandate to its employees to conduct the Firm's business under the high standards and principles of the rules governing our industry. Employees are expected to deal with customers in a fair and honest way, with the customer's interest of primary concern.

2.2	Outside Business Activities

Employees are required to disclose to the Firm, in writing, any outside business activities prior to engaging in such activity. Charitable activities are not included in this requirement unless the employee is being compensated for such activity. Outside business activities may include a wide range of activities including but not limited to the following:

•	Employment with an outside entity
•	Acting as an independent contractor to an outside party
•	Serving on an outside board as a director
•	Referring someone and receiving a referral fee
•	Receiving other compensation for services rendered outside the scope of employment with the Firm

Compensation may include salary, stock options or warrants, referral fees, or providing of services or products as remuneration. Generally, remuneration consisting of anything of present or future value for services rendered may be considered compensation.

The information to be disclosed should include the following:

•	Name of the outside employer or association
•	Nature of activity or association
•	Time spent at this activity per week or month and whether the activity occurs during the Firm's normal business hours
•	Type of compensation
•	Any potential conflict of interest

The Firm will approve or disapprove the outside business activity in writing. If disapproved, the employee will be notified. A record of the approval or disapproval will be retained by Compliance in a file established for outside business activities.

Annually, M. Campolettano will send an email to all employees to determine whether they engage in Outside Business Activities and assess whether there have been any changes that need to be addressed.

2.3	Private Securities Transactions

Employees are not permitted to engage in private securities transactions, whether or not there is compensation paid for effecting the transaction. Private securities transactions are defined as any securities transaction outside the regular course or scope of an employee's employment with the Firm. This does not include outside securities accounts approved by the Firm, transactions with immediate family members where the employee receives no selling compensation, and personal transactions in Investment Company and variable annuity securities.

2.4	Employee and Employee Related Accounts

2.4.1	Employee and Employee Related Accounts Defined

Employee accounts include any accounts where an employee has a personal financial interest; the employee is the named trustee or custodian; or otherwise has control over the account.

Employee related accounts include accounts for relatives residing with the employee and accounts for any person who is supported, directly or indirectly, to a material extent by the employee.

Employee accounts will be classified as follows:

•	Director

o       R8Y-030201through R8Y-030899 (previously 161-30201 through 161-30899 or 08-xxxxx)

•	Employee

o       R8Y-030900 through R8Y-039999 (previously 161-30900 through 161-30999 or 09-xxxxx)

2.4.2	Outside Accounts

NASD Rule 3050 (“Transactions for or by associated persons”) states that employees of a FINRA member firm must inform their employer (Roosevelt & Cross, Incorporated) of all accounts and/or transactions which they have with another FINRA member firm.

This includes accounts in the name of themselves, members of their immediate families, or persons for whom they act as fiduciaries.

In order to bring our records up to date, each registered person is required to identify all such accounts, showing the name and location of each, the brokerage handling them and the account numbers. The statements received will be reviewed and maintained in confidence by Matthew Campolettano or his designee.

Additionally, salespersons are reminded that MSRB Rule G28 states that a Municipal Securities Dealer such as Roosevelt & Cross should not open or maintain an account or effect transactions with a customer who is an employee or partner of another Municipal securities broker or dealer (including the spouse or minor child) unless written notice is given to the employing Municipal securities broker or dealer with respect to the opening and maintaining of such account. We must act in accordance with any written instruction provided to us by the employing Municipal securities broker or dealer and unless otherwise specified send duplicate confirmations of each transaction to such broker or dealer.

This rule shall apply only to an account or order in which an associated person has a financial interest or with respect to which such person has discretionary authority. Transactions in Investment Company shares and Unit Investment Trusts are exempt from the rule.

2.4.3	Review of Transactions

Transactions in employee and employee related accounts will be reviewed as they are received by reviewing all monthly, quarterly and yearly statements by the Compliance Officer or his designee.

2.4.4	Insider Trading

Employees are prohibited from effecting transactions based on knowledge of material, non–public information. The Firm has established reasonable procedures to detect and prevent insider trading.

2.4.5	Sharing In Accounts

The Firm does not permit employees to share in customer accounts unless:

•	The employee is a disclosed owner of the account, and,

•	The employee shares in losses and gains only in proportion to the employee's monetary contribution to the account.

Accounts where the employee is a joint owner with individuals who are not family–related to the employee require the approval of the Firm prior to opening the account.

2.4.6	Restrictions On Purchase and Sale of IPOs of Equity Securities

The FINRA Free-riding and Withholding Interpretation has been replaced by Conduct Rule 2790 that prohibits the purchase of IPOs of equity securities by employees, owners and affiliates of broker-dealers.

2.5	Gifts and Gratuities

R&C associated persons are prohibited from giving anything or service of value, including gratuities, in excess of $100 per year if such payments or services are in relation to the municipal securities activities of the employer of the person receiving the payment or service. Certain jurisdictions have rules regarding gifts and gratuities that are more restrictive than the provisions of G-20. For example, the New York City Charter prohibits any “valuable gift” to a public servant, and a “valuable gift” is currently defined as one having a value of $50 or more. In those jurisdictions with more restrictive requirements, Roosevelt & Cross will comply with all the provisions of local law. Any officer making or contemplating a gift in the form of objects, money, service, loan, or entertainment must inform the Chief Compliance Officer prior to making the gift or donation and obtain approval. All other employees making or contemplating a gift in the form of objects, money, service, loan, or entertainment must inform their manager or the CCO prior to making the gift or donation and obtain approval

2.5.1	Business Dealings

The provisions of G-20 will allow occasional gifts of meals or tickets to theatrical, sporting and other entertainment hosted by R&C personnel. The rule will allow the sponsoring by R&C of legitimate business functions that are recognized by the IRS as deductible business expenses. The rule will also permit gifts of reminder advertising, provided that such gifts shall not be so frequent or so extensive as to raise any question of propriety. Completion of Roosevelt & Cross Form G-20 is not an admission of a gift, but rather a recording of an event that may or may not be a business expense.

2.5.2	Non – Cash Compensation in Connection with Primary Offerings

In connection with the sale and distribution of a primary offering of municipal securities, R&C will not directly or indirectly accept or make payments or offers of payments of any non – cash compensation with the exception of:

(i)	gifts that do not exceed $100 per individual per year and are not preconditioned on achievement of a sales target;

(ii)	occasional gifts of meals or tickets to theatrical, sporting, and other entertainments hosted by R&C personnel; provided that such gifts are not so frequent or so extensive as to raise any question of propriety and are not preconditioned on achievement of a sales target;

(iii)	payment or reimbursement by offerors (issuers or their agents) in connection with meetings held by an offeror for the purpose of training or education of associated persons of R&C provided that:

(A)	associated persons obtain the prior approval of R&C to attend the meeting and attendance is not preconditioned on achievement of a sales target or any other incentives;

(B)	the location is appropriate to the purpose of the meeting, which shall mean an office of the offer or a facility located in the vicinity of such office, a regional location with respect to regional meetings, or a location at which a significant asset, if any, being financed or refinanced in the primary offering is located;

(C)	the payment or reimbursement is not applied to the expenses of guests of the associated person; and

(D)	the payment or reimbursement is not preconditioned by the offer or on achievement of a sale target or any other non – cash compensation arrangement;

2.5.3	Non – Cash Compensation Arrangements with Associated Persons

R&C does not have non – cash compensation arrangements with its associated persons in connection with the sale and distribution of a primary offerings of municipal securities.

2.5.4	Charitable Contributions

The solicitation of substantial charitable contributions by employees of a customer acting in a fiduciary capacity raises potential conflicts of interest that deserve careful consideration by the Firm. Therefore it will be a requirement to obtain permission from M. Campolettano prior to making any charitable contributions. If M. Campolettano is not available, D. Gilman will make the determination.

2.5.5	Pre Approval

R&C is required to have systems and procedures reasonably designed to ensure that gifts in relation to the business of the employer of the recipient of the gift are reported and reviewed by the compliance area.

Accordingly, we will require that all such gifts be preapproved by M. Campolettano, D. Moore or T. Vigorito. A G-20 form is available for this purpose.

2.6	Media Contact Is Limited To Certain Authorized Employees

The Firm is sometimes contacted by media representatives (television, radio, newspapers, magazines, and other types of media). Employees who are contacted by media representatives concerning matters or policies relating to the Firm’s business must first seek approval from the CEO, T. Vigorito.

Individuals authorized to speak to the media are expected to make comments consistent with good taste.

2.7	Requests For Information From Outside Sources

The Firm and its employees are sometimes contacted by outside parties such as regulators (SEC, FINRA, exchanges, state and other regulators), attorneys and governmental agencies (e.g., the IRS) that request information about customer accounts, Firm activities, or an individual employee's activities.

Information regarding customer accounts, the Firm and its employees is considered confidential and may be released only to those authorized to receive it. Any requests from outside parties (other than the principal or authorized person on behalf of an account requesting information on the account) should be immediately referred to the C.E.O. for response. This includes requests received in any form whether written, by phone, or in person. This also includes visits by regulators. Proof of identification should be requested and compliance immediately notified.

2.8	Prohibited Activities

2.8.1	Use of Firm Name

No employee may use the Firm's name in any manner which could be reasonably misinterpreted to indicate a tie–in between the Firm and any outside activity of the employee.

2.8.2	High Pressure Sales Tactics

The Firm and its RRs will not engage in high pressure sales tactics which may include excessive telephone calls, implying that a price may change on a security if the customer doesn't act immediately, or falsely representing that there is a limited supply of a security at a particular price.

2.8.3	Providing Tax Advice Not Permitted

Employees may not give tax advice to customers since the Firm and its employees are not engaged in the practice of providing tax advice. Customers requiring specific tax guidance should be referred to their personal tax advisers.

2.8.4	Rebates Of Compensation

Employees are prohibited from rebating to anyone, directly or indirectly, any compensation received.

2.8.5	Settling Complaints Or Errors Directly With Customers

Employees may not make payments to customers of any kind to resolve an error or customer complaint. Errors and complaints must be brought to the attention of the employee's designated supervisor.

2.8.6	Personal Loans with Customers

Employees are not permitted to borrow from or lend to customers of the Firm (unless the employee is borrowing from a customer bank in a normal bank transaction). Exceptions require the review and approval of Compliance.

2.8.7	Personal Funds Deposited In Customer Accounts

In general, employees are not permitted to deposit personal funds or securities in customers' accounts or deposit customers' personal funds or securities in employee accounts. The same prohibitions apply to withdrawals.

2.8.8	Prohibition against Guarantees

The Firm and its employees are prohibited from guaranteeing a customer against loss in any securities transaction.

2.8.9	Fees and Other Charges

Employees are not permitted to charge fees or assess other charges to customers or customers' accounts unless they are expressly permitted by the Firm.

2.8.10	Rumors

No employee may spread any rumors or misinformation that the employee knows to be false or misleading. This includes rumors of a sensational character that might reasonably be expected to affect market conditions. Discussion of unsubstantiated information published by a widely circulated public media is not prohibited providing the source and unsubstantiated nature are also disclosed.

2.8.11	Misrepresentations

Employees may not disseminate any information that falsely states or implies guarantees or approval of securities by the government or other institution such as government guarantee of securities that carry no such guarantee. SIPC may not be misrepresented as a guarantor of a customer's account against losses from transactions.

2.8.12	Bribes

No employee may offer or solicit explicit inducements to or from employees or representatives of other institutions or foreign governmental or political officials to obtain business. Entertainment and gifts in reasonable amounts are not included in this prohibition and are discussed in the section titled “Gifts and Gratuities”.

2.8.13	Acting Without Registration

All salespersons must be registered individually in each state before any solicited transaction can take place with a customer who is a resident of that state. (see exhibit #4)

For this purpose a customer will be defined as an entity other than an FINRA member, a member of a Registered Securities Exchange or an organization which is regulated by Federal Banking laws.

2.9	Advertising And Publishing Activities

Prior to issuing any advertising or writing any books, articles, newsletters, or other materials to be published in public media (magazines, newspaper, computer bulletin boards, Internet, etc.) for public access, employees must contact M. Campolettano or W. Welsh for review and approval. Approval is not required for use of Firm–issued research or other materials approved by the Firm and intended for public distribution. (Please refer to exhibit #2)

2.9.1 Social Media

Social Media may be considered advertising depending on the facts and circumstances. With limited exceptions, the MSRB states that any material that relates to (i) the products or services of the dealer, (ii) the services of the municipal advisor, or (iii) the engagement of a municipal advisory client by the municipal advisor may constitute an advertisement.

Social media also frequently entails messaging programs which the Firm is unable to monitor.

As such, the Firm prohibits the use of its name included amongst any social media accounts used by employees, and prohibits the use of social media for business purposes. Inclusion of the Firm name in conjunction with “resume type” information would potentially meet the definition of advertising under MSRB advertising rules.

e.g. John Doe Roosevelt & Cross, Inc. SVP Public Finance

Underwrote 300 school finance deals in New York State.

This could be interpreted as an advertisement since it says that Roosevelt & Cross engages in Public Finance transactions for schools in New York State, and John Doe can be contacted regarding that business.

Additionally, the Firm does not possess the resources to monitor communications using these platforms. As such, employees are prohibited from associating the Firm with their Social Media activities. Any social media usage must be for personal use, and not as a representative of Roosevelt & Cross.

M. Campolettano will periodically monitor Social Media sites used for business purposes (e.g. LinkedIn) to determine if employees are using the Firm’s name inappropriately. If it is determined that the Firm’s name is being used, the employee will be instructed to remove the Firm’s name. Repeat offenders may be subject to disciplinary actions at the discretion of the Board of Directors. These reviews will occur once per calendar year. The person who conducts the review will note the date searched, what sites were reviewed, and any search criteria applied.

2.10	Employees Acting As Trustees, Executors, Or Other Fiduciary Capacities

Employees may not act in a fiduciary capacity (e.g., trustee, executor) for a customer's account unless the account is for a relative of the employee or permission is received from M. Campolettano (“MJC”).

2.11	Use of Titles

Employees may not use titles unrelated to their activities with the Firm. The use of any other title requires the prior approval of the Firm. Examples of the types of titles not specifically related to the Firm's activities include (but are not limited to) C.P.A., J.D., M.B.A., or Attorney at Law.

2.12	Sales Contests

Employees of the Firm are prohibited from participating in sales contests.

2.13	New Hire Procedures

It will be the responsibility of the designated principal David A Gilman (DAG) to supervise the hiring procedures of the Firm’s Registered Representatives and all other associated persons. Nicole Li will be responsible for implementing the hiring procedures. She will pay particular attention to the following:

•	When considering a person for employment, she will review his/her CRD record. The person’s written consent is obtained prior to the review and kept in his/her file. If the Registered Representative is transferring from another broker/dealer, Ms. Li will request a copy of the U-5, before the Firm applies for registration. The Registered Representative is fingerprinted and the fingerprints are sent to FINRA/CRD. Ms. Li will review the completed U-4 Form with the prospective Registered Representative prior to its submission to FINRA/CRD. All other Associated Persons will complete an Application for Employment. They will be fingerprinted and the fingerprints as well as NRF Form Filing are sent to FINRA/CRD.

•	When a person is hired, a background check will be conducted. The check will involve a review of the Form U-5 filed by the prior employer, a review of the person’s Brokercheck (if applicable), an appraisal of the FBI report from the fingerprint submission and a review of the outside background check. Currently www.hireright.com is being used to conduct the background checks. The Hireright background check currently includes, a 7 year criminal check, an education review for the last degree obtained, a 7 year employment history (up to 3 employers), and a credit report.

•	Prior to a Registered Representative soliciting or conducting securities transactions DAG or the Chief Compliance Officer will ascertain that the Registered Representative has been approved by FINRA/CRD to conduct securities business via an Agent’s Status Report. He also ascertains that the Registered Representative is only conducting securities business in the state or states in which he/she is registered.

•	It is the policy of the Company NOT to permit dual registration with another broker/dealer without express written consent by the Firm. Any requests for dual registration must be submitted in writing by the Registered Representative. Failure to comply with this requirement will result in immediate termination of the Registered Representative.

•	Upon hiring any Registered Representative or associated persons Ms. Li shall obtain a written list of all personal securities accounts.

•	Upon hiring any Registered Representative or associated person, Ms. Li shall require a listing of all political contributions made by the individual during the past two years.

•	Upon hiring any Registered Representative or associated person who may contact former customers with a recommendation that they transfer their assets to Roosevelt & Cross, Ms. Li will send the customer a copy of the FINRA created educational communication that highlights key considerations for the former customer of the registered representative or associated person to consider prior to transferring their assets to Roosevelt & Cross (as noted in FINRA Regulatory Notice 16-18, dated May 2016.

In addition to the above the following policy shall be noted:

•	Any Registered Representatives with a prior disciplinary history shall be subject to special supervision and review by a principal of the firm.

•	Upon resignation or termination of a Registered Representative a U–5 is promptly submitted disclosing the reasons for the termination. A copy of the U–5 is provided to the Representative at such time as is filed with FINRA.

•	A copy of the Form U–4, fingerprints, and the FINRA/CRD Status Reports are maintained in the Registered Representative files at One Exchange Plaza. The O.S.J. Associated Personnel files will contain an application and a copy of the fingerprint card.